EXHIBIT 2.1







                  AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT


            THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this "Amendment") is made and entered into as of April 29, 1996 by and among CARR REALTY CORPORATION, a Maryland corporation (the "Company"), SECURITY CAPITAL U.S. REALTY, a Luxembourg corporation (the "Advancing Party"), and SECURITY CAPITAL HOLDINGS S.A., a Luxembourg corporation and a wholly-owned subsidiary of the Advancing Party ("Buyer").

            WHEREAS, the parties hereto entered into a Stock Purchase Agreement, dated as of November 5, 1995 (the "Agreement"), pursuant to which Buyer agreed to purchase from the Company, and the Company agreed to sell to the Buyer up to an aggregate of 11,627,907 shares of Company Stock at an aggregate price of $250,000,000.50, or $21.50 per share;

            WHEREAS, the parties hereto previously agreed that the Initial Closing would occur on April 22, 1996, and that Buyer would purchase the entire 11,627,907 shares of Company Common Stock to be purchased pursuant to the Agreement at the Initial Closing;

            WHEREAS, the Company desires to defer the Initial Closing until April 30, 1996; and

            WHEREAS, in consideration for Buyer agreeing to defer the Initial Closing, the Company has agreed to reduce the Purchase Price for the Purchased Shares and to revise the form of Stockholders Agreement, all as set forth below;

            NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

            1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

            2. Closing Date of Initial Closing; Full Funding of Total Equity Commitment at Initial Closing. Subject to the terms and conditions of the Agreement, (i) the Initial Closing shall be held on Tuesday, April 30, 1996 at 10:00 a.m. local time at the offices of Hogan & Hartson L.L.P, Columbia Square, 555 Thirteenth Street, N.W., Washington, D.C. 20004, and (ii) at the Initial Closing, the Company will sell, convey, assign, transfer, and deliver, and Buyer will purchase and acquire from the Company, an aggregate of 11,627,907 shares of Company Common Stock, which shall satisfy the Total Equity Commitment in full and shall reduce the Remaining Equity Commitment to zero.

            3. Adjustment to Purchase Price. The aggregate Purchase Price for the 11,627,907 Purchased Shares shall be equal to $249,613,870.00 (which results in a Per Share Purchase Price of approximately $21.467).







            4.  Amendments to Exhibit C.

                  a. Section 1.41 of Exhibit C to the Agreement hereby is amended by deleting such Section 1.41 in its entirety and replacing it with the following:

                  Section 1.41 "25% Termination Date" shall mean the first
            date, if any, following the date on which the Remaining Equity Commitment shall have been reduced to zero and on which Investor's ownership of Company Stock shall have been below 25% by value of the outstanding shares of Company Stock, on a fully diluted basis, for a continuous period of 180 days; provided, that, if Investor's ownership of Company Stock shall, following the date on which the Remaining Equity Commitment shall have been reduced to zero, have fallen below 25% by value of the outstanding shares of Company Stock, on a fully diluted basis, as a result of the redemption of limited partnership or other interests in partnerships or other entities other than the Operating Partnership for shares of Company Common Stock, then the 25% Termination Date shall mean the first date, if any, following the date on which Investor's ownership of Company Stock shall have been below 25% by value of the outstanding shares of Company Stock, on a fully diluted basis, for a continuous period of 450 days; provided, however, that if Investor's ownership of Company Stock shall, following the date on which the Remaining Equity Commitment shall have been reduced to zero, have fallen below 25% by value of the outstanding shares of Company Stock, on a fully diluted basis, as a result of a Transfer by Investor of Company Stock, or as a result of a failure of Investor to exercise its rights under Section 4.2 during the sixty days immediately prior to the expiration of such 180-day period or 450-day period, as applicable, if any such rights are exercisable during such pe-riod, to the extent necessary to (and provided that it shall be possible by such exercise to) raise its ownership of the outstanding Company Common Stock, on a fully diluted basis, above such 25% threshold, then the 25% Termination Date shall occur immediately upon such Transfer or failure to exercise its rights under Section 4.2, as the case may be.

                  b. Section 2.1(a) of Exhibit C to the Agreement hereby is amended by deleting the third sentence of such Section 2.1(a) in its entirety and replacing it with the following:

            Thereafter and until the 25% Termination Date, at each annual or special meeting of stockholders of the Company at, or the taking of action by written consent of stockholders of the Company with respect to, which any Directors are to be elected, Investor shall have the right (but not the obligation) to nominate for election to the Board that number of Directors which, when added to the number of Directors who are then Investor Nominees and who will continue to serve as Directors without regard to the outcome of the election at such meeting or by such consent, represent the same proportion of the total number of Directors (but in no event more


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            than 40% thereof) as is represented by the number of shares of
            Company Stock which Investor then owns, as of the applicable record date for such meeting (or, in the case of the first annual meeting of stockholders of the Company following the Initial Closing, if the record date for such annual meeting is prior to the date of the Initial Closing, then as of the date of the Initial Closing), relative to the number of shares of outstanding Company Stock as of such date, on a fully diluted basis (such Directors also, "Investor Nominees"), provided, that if Investor nominates for election to the Board less than the number of Directors which Investor is entitled, pursuant to this Section 2.1(a), to nominate for election to the Board, at the first annual meeting of stockholders of the Company following the Initial Closing, Investor shall have the right (but not the obligation), at any time and from time to time until 300 days following the first annual meeting of stockholders of the Company following the Initial Closing, to designate for placement on the Board, subject to the terms and conditions hereof, that number of additional Directors which, when added to the number of Directors who are Investor Nominees at such time, equals the number of Directors that Investor was entitled to nominate for election to the Board at the first annual meeting of stockholders of the Company following the Initial Closing, and the Company shall, as soon as reasonably practicable, cause each additional Director so designated by Investor to become a member of the Board in accordance with the second sentence hereof.

            5. No Effect on Consistent Terms. All terms of the Agreement not inconsistent with this Amendment shall remain in place and in full force and effect and shall be unaffected by this Amendment.

            6. Headings. The headings contained in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment.



















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            IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties hereto as of the day first above written.

                                       CARR REALTY CORPORATION


                                       By: /s/ Brian K. Fields
                                       Name: Brian K. Fields
                                       Title: Chief Financial Officer



                                       SECURITY CAPITAL HOLDINGS S.A.


                                       By: /s/ Paul E. Szurek
                                       Name: Paul E. Szurek
                                       Title: Managing Director



                                       SECURITY CAPITAL U.S. REALTY


                                       By: /s/ Paul E. Szurek
                                       Name: Paul E. Szurek
                                       Title: Managing Director

























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